Exhibit 10.5
SURVIVOR BENEFIT PLAN
FOR TEXTRON KEY EXECUTIVES

(As amended and restated effective July 25, 2007)

This Plan has been established for the benefit of designated Textron Key Executives to secure their goodwill, loyalty, and achievement and to attract and retain persons of outstanding competence.

This Plan is amended and restated effective July 25, 2007, to ensure that it will be a death benefit plan that will be exempt from Section 409A of the Internal Revenue Code.

ARTICLE I – DEFINITIONS

In this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

1.01
“Base Salary” means the annual rate of base salary of a Participant from a Textron Company at the time of the Participant’s death or termination of Textron Employment, as applicable.  “Base Salary” shall not include incentive payments, bonuses, supplemental unemployment benefits, contributions to any profit sharing or bonus plan, or expense reimbursements.  Any Base Salary, the receipt of which by the Participant is deferred under the Textron Savings Plan or the Deferred Income Plan for Textron Key Executives, shall be Base Salary under this Plan.  The Benefits Committee or its designee shall determine whether a particular item of income constitutes Base Salary if a question arises.

1.02	“Beneficiary” means the person or persons entitled under this Plan to receive a Survivor Benefit after a Participant’s death.

1.03	“Benefits Committee” means the Employee Benefits Committee of Textron.

1.04	“Board” means the Board of Directors of Textron.

1.05
“Key Executive” means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.06
“Participant” means a present Key Executive or a former Key Executive who continues to be designated a Participant under the Plan by Textron’s Chief Executive Officer and Chief Human Resources Officer.

1.07	“Plan” means this Survivor Benefit Plan for Textron Key Executives, as amended and restated from time to time.

1.08	“Survivor Benefit” means a benefit payable under Article III of this Plan.

1.09	“Textron” means Textron, Inc., a Delaware corporation, and any successor of Textron Inc.

1.10	“Textron Company” means Textron or any company controlled by or under common control with Textron.

1.11
“Textron Employment” means employment with a Textron Company.  Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

1.12	“Total Disability” has the same meaning under this Plan as in the Textron Master Retirement Plan with respect to any Participant at the date his Textron Employment ends.

ARTICLE II – PARTICIPATION

No Key Executive shall be designated as a Participant in this Plan after July 31, 2003.  A Beneficiary shall be eligible for benefits only as hereinafter provided.

ARTICLE III – SURVIVOR BENEFIT

3.01	If a Key Executive’s Textron Employment ends because of death, his Beneficiary shall receive a Survivor Benefit equal to three times the Key Executive’s Base Salary at the time of his death.

3.02
If a Participant’s Textron Employment ends (a) at or after age 62 (other than for less than acceptable performance), (b) as a result of Total Disability, or (c) under circumstances approved in writing for this specific purpose by the Chief Executive Officer and the Chief Human Resources Officer of Textron, or because of death while she is no longer a Key Executive, her Beneficiary shall receive upon her death a Survivor Benefit equal to two times the Participant’s Base Salary at the time her Textron Employment ended.

3.03	If a Participant’s Textron Employment ends other than as described in Sections 3.01 or 3.02, no Survivor Benefit shall be payable on his account.

ARTICLE IV – PAYMENT OF SURVIVOR BENEFIT

4.01
The Benefits Committee or its designee shall choose in its sole discretion the method described in Section 4.02 by which a Survivor Benefit payable under Article III shall be distributed, after considering any method of payment requested by the Participant or by the Beneficiary entitled to receive the benefit.

4.02	Subject to Section 4.03, below, as soon as practical after a Survivor Benefit becomes payable under Article III, Textron, upon the written instructions of the Benefits :

Committee or its designee, shall distribute the benefit in accordance with any one of the following methods:

(a)           Payment in a single sum; or

(b)
Payment in a number of annual installments, each payable as soon as practical after the end of the each successive calendar year, over a period not exceeding ten years from the date on which the benefit first becomes payable.  The annual installments shall be calculated in a manner which provides substantially equal installments or shall be calculated each year by dividing the unpaid amount of the benefit as of January 1 of that year by the remaining number of unpaid installments; or

(c)           Payment through a combination of the foregoing methods.

Simple interest shall be credited on any unpaid balance of a Survivor Benefit based on an average of the monthly Moody’s Corporate Bond Yield Index as published by Moody’s Investors Service, Inc. (or any successor thereto), or, if such average is no longer published, a substantially similar average selected by the Benefits Committee.

4.03
Effective for payments on or after January 1, 2008, the Benefits Committee has exercised its discretion pursuant to Section 4.01 to determine that all Survivor Benefits shall be paid in a single sum as soon as practical after a Survivor Benefit becomes payable under Article III.   If a Beneficiary is receiving installment payments as of July 25, 2007, the Plan shall pay the remaining installments in a single sum as soon as practical after January 1, 2008; and the Benefits Committee may, in its sole discretion, direct the Plan to pay the remaining installments to the Beneficiary in a single sum before January 1, 2008.

4.04	(a)
 Upon a Change in Control as defined in Section 8.03, Textron shall establish an irrevocable grantor trust, as described in Section 677 of the Internal Revenue Code (a “rabbi trust”), to accumulate assets that will assist Textron in meeting its obligations under the Plan.  The rabbi trust shall have an independent trustee selected by the Benefits Committee.  The trust agreement with respect to the rabbi trust shall provide that the assets of the rabbi trust shall at all times be subject to the claims of Textron’s general creditors in the event of the bankruptcy or insolvency of Textron, but shall in all other circumstances be used solely to pay Survivor Benefits under the Plan and reasonable expenses of administering the rabbi trust until all Survivor Benefits have been paid in full.

(b)
Upon a Change in Control as defined in Section 8.03, Textron shall transfer assets to the rabbi trust described in Section 4.04(a).  The assets shall consist of life insurance, cash, or a combination of life insurance and cash.  The target value of the assets to be transferred shall equal the sum of the following:  (a) two times each Participant’s Base Salary immediately before the Change in Control, if her Textron Employment had not ended before that date; and (b) two times each Participant’s Base Salary at the time her Textron Employment ended, if she is then a former employee; and (c) the balance of the Survivor Benefit, calculated immediately before the Change in Control, if the Participant had died before the Change in Control.

ARTICLE V – BENEFICIARIES

5.01
A Participant may designate one or more Beneficiaries to receive a Survivor Benefit payable on the Participant’s death.  A Beneficiary may designate one or more Beneficiaries to receive any unpaid balance of a Survivor Benefit, to the extent this designation does not contravene any designation filed by the deceased Participant through whom the Beneficiary himself claims under this Plan.  Beneficiaries shall be designated only upon forms made available by or satisfactory to the Benefits Committee or its designee and filed by the Participant or Beneficiary with that committee or designee.

5.02	A Participant or Beneficiary may change her own designation of Beneficiary by filing a substitute designation of Beneficiary with the Benefits Committee or its designee.

5.03
In the absence of an effective designation of Beneficiary, or if all persons so designated shall have predeceased the Participant/Beneficiary or shall have died before the complete distribution of Plan benefits, the balance of Plan benefits shall be paid to the Participant/ Beneficiary’s surviving spouse or, if none, to the Participant/Beneficiary’s issue per stirpes or, if no issue, to the executor or administrator of the Participant/Beneficiary’s estate.

5.04	If a Participant’s Base Salary or a Survivor Benefit is community property, any designation of Beneficiary shall be valid or effective only as permitted under applicable law.

5.05
If a Survivor Benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Benefits Committee may direct Textron to pay such Survivor Benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person.  The Benefits Committee may require proof of incompetency, minority, incapacity or guardianship as it deems appropriate prior to distribution of the Survivor Benefit.  Such distribution shall completely discharge the Benefits Committee and any Textron Company from all liability with respect to such benefit.

ARTICLE VI – UNFUNDED PLAN

6.01
Benefits to be provided under this Plan are unfunded obligations of Textron.  Before a Change in Control occurs, nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations.  If Textron elects to purchase individual policies of insurance on one or more of the

Participants to help finance its obligations under this Plan, then such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron, and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

6.02
This Plan is intended to provide benefits for a select group of management employees who are highly compensated, pursuant to section 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

6.03	No Participant shall be required or permitted to make contributions to this Plan.

ARTICLE VII – PLAN ADMINISTRATION

7.01
Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation.  Textron shall have all such powers as may be necessary to carry out the provisions hereof.  Textron may from time to time establish rules for the administration of this Plan and the transaction of its business.  Subject to Section 7.04, any action by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant.  Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

7.02
Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan.  Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron.  Textron and its committees officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert.  All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

7.03	Textron may require proof of the death or Total Disability of any Participant or Beneficiary and evidence of the right of any person to receive any Survivor Benefit.

7.04
A Beneficiary who believes that he is being denied a benefit to which he is entitled under the Plan (referred to in this Section 7.04 as a “Claimant”) may file a written request with the Benefits Committee setting forth the claim.  The Benefits Committee shall consider and resolve the claim as set forth below.

(a)
Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days.  The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

(b)
If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(c)
Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination.  The Claimant or his duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee.  If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.

(d)
Within 60 days after the Committee receives a request for review, it will review the initial determination.  If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

(e)
All decisions on review shall be final and binding with respect to all concerned parties.  The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, shall including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his benefits; and (3) the Claimant’s right to bring a civil action under ERISA section 502(a).

7.05	Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

ARTICLE VIII – MISCELLANEOUS

8.01
Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

8.02
No amount payable under this Plan at any time shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee.  Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such Benefit, whether presently or subsequently payable, shall be void unless so approved.  Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

8.03
Notwithstanding any Plan provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

(a)
Shall adversely affect the right of a Beneficiary to receive a Survivor Benefit, as described in Article III, payable as the result of the Participant’s death or action taken pursuant to Section 3.02 that occurred before the effective date of such amendment, modification, suspension or termination; or

(b)
Shall be made to Article IV or this Section 8.03 following a Change in Control.  If after a Change in Control any claim is made or any litigation is brought by  a Participant or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the “person” or “group” described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or Beneficiary for the Participant’s or Beneficiary’s reasonable attorney’s fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Prime Rate as quoted in the Money Rates section of The Wall Street Journal on any money award or judgment obtained by the Participant or Beneficiary.  For purposes of this Plan, a “Change in Control” shall occur if (i)  any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the stockholders of Textron was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron’s assets.

8.04	This Plan shall be construed in accordance with the laws of the State of Delaware.

8.05
Nothing contained in the Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

8.06
Textron, the Chief Executive Officer and the Chief Human Resources Officer and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable.  The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.